Exhibit 99.1

Dec. 1, 2006	Duke Energy Contact:	Angeline Protogere
	Phone:	317-838-1338
	Pager:	317-367-3306

	Wabash Valley Power Association	Kathy Joyce
	Phone:	317-481-2832 317-696-7299

Duke Energy Indiana To Sell Wabash River Station Unit #1

To Wabash Valley Power Association

PLAINFIELD, Ind. — Duke Energy Indiana has agreed to sell one unit of its Wabash River Power Station (Unit 1) in West Terre Haute, Ind., to the Wabash Valley Power Association (WVPA).

The price of the transaction is based on the book value of Wabash River Unit 1 at the time of closing, which is currently estimated to be approximately $110-120 million.

Unit 1 produces electricity using synthesis gas from a coal gasification plant co-owned by WVPA and SG Solutions. It is adjacent to Duke Energy’s Wabash River Station. When the synthesis gas is unavailable, the unit can also run on natural gas.

The sale includes Unit 1’s 192-megawatt gas turbine, 100-megawatt steam turbine and the unit’s associated equipment and property at the power plant site.

The remaining Duke Energy Wabash River Station units, which have the capacity to generate 668 megawatts, will not be affected by the sale.

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“Wabash Valley Power Association has enjoyed a long history of partnerships with Duke Energy Indiana, including the joint ownership of substantial assets,” said Wabash Valley Chief Executive Officer Rick Coons. “We see the acquisition of Wabash River Unit 1 as a continued growth of that relationship, while also satisfying the growing energy needs of our membership.”

Duke Energy Indiana employees will continue to operate and maintain Unit 1 under a contract with WVPA. The sale is economically neutral to Duke Energy Indiana and its customers due to other capacity additions the company is making.

“The Wabash River Coal Gasification Repowering Project has been a success, but one thing we’ve learned is that the ownership of the gasifier and the power unit need to go together,” said Duke Energy Indiana President Jim Stanley. “Our unit and Wabash Valley Power Association’s coal gasification plant are fully linked operationally, so it makes sense that these facilities are owned by the same company. WVPA has done an excellent job operating the coal gasification plant since it became the owner.”

The sale must be approved by the Indiana Utility Regulatory Commission, the Federal Energy Regulatory Commission, the Federal Trade Commission and the Department of Justice. These approvals are anticipated by mid-2007.

The Wabash River Coal Gasification Repowering Project was one of the first demonstrations of using coal gasification to produce electricity.  Duke Energy Indiana recently filed for Certificates of Public Convenience and Necessity with the Indiana Utility Regulatory Commission for a 630-megawatt Integrated Gasification Combined Cycle (IGCC) power plant in Edwardsport, Ind., that will use the similar coal gasification technology. A decision to move forward with constructing the IGCC plant could take place as early as mid-2007.

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“We have learned a lot from our involvement since 1995 with the coal gasification plant adjacent to our Wabash River Station and we will put that experience to work for us and our customers if we build the Edwardsport IGCC plant,” Stanley added.

About Duke Energy

Duke Energy is a diversified energy company with a portfolio of natural gas and electric businesses, both regulated and unregulated, and an affiliated real estate company. Duke Energy supplies, delivers and processes energy for customers in the Americas, including 28,000 megawatts of regulated generating capacity in the United States. Duke Energy’s Indiana operations provide 7,200 megawatts of safe, reliable and competitively priced electricity to more than 750,000 electric customers, making it the state’s largest electric supplier. Headquartered in Charlotte, N.C., Duke Energy is a Fortune 500 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: http://www.duke-energy.com.

About Wabash Valley Power Association

Wabash Valley Power Association is a generation and transmission cooperative based in Indianapolis that provides wholesale electricity to 28 distribution systems and their more than 800,000 retail customers in Indiana, Illinois, Michigan, and Missouri. In achieving its corporate goal of low-cost wholesale supply for its members, Wabash Valley manages a diverse mix of power supply options, including both plant ownership and wholesale market purchases.

Wabash Valley is a founding member of ACES Power Marketing, one of the nation’s largest physical traders of electricity, the Midwest Independent System Operator and Touchstone Energy, the nationwide alliance of over 600 customer-owned electric cooperatives.

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